                                                                    EXHIBIT 12.1


Statement Regarding Computation of
Ratio of Earnings to Fixed Charges
(Dollars in thousands)
                                                                                                     Six Months Ended
NE Restaurant Company, Inc.                               Year Ended December 31,                         June 30,
                                           ------------------------------------------------------    ----------------
                                            1993        1994        1995        1996         1997      1997      1998
                                           -----       -----       -----       -----        -----     -----     -----
Earnings

Net Income (Loss)                          1,267       1,610       1,421       1,958        2,100       986       943
Income Tax expense (Benefit)                  --       1,122         699       1,047        1,084       543       473
                                           -----       -----       -----       -----        -----     -----     -----
Earnings                                   1,267       2,732       2,120       3,005        3,184     1,529     1,416
                                           =====       =====       =====       =====        =====     =====     =====
Fixed Charges

Interest expense including
amortization of debt costs                    27          90         463       1,053        1,918       607     1,864

Interest portion of rental expense           837         922         986         997        1,187       599       726
                                           -----       -----       -----       -----       ------     -----     -----

Fixed Charges                                864       1,012       1,449       2,050        3,105     1,206     2,590

Earnings Available for Fixed Charges       2,131       3,744       3,569       5,055        6,289     2,735     4,006

Ratio of Earnings to Fixed Charges           2.5         3.7         2.5         2.5          2.0       2.3       1.5

                                                                           28 Weeks Ended
                                                      Fiscal Year Ended    ------------------
Bertucci's                                            December 27,       July 12,   July 11,
Earnings                                                 1997             1997        1998
                                                      -----------        -------    -------
Net Income (Loss)                                        3,508            1,767       1,822
Income tax expense (Benefit)                             2,009            1,014         994
                                                      ------------------------------------------
Earnings                                                 5,517            2,781       2,816
                                                      ==========================================
Fixed Charges

Interest expense including                               1,037              622         482
amortization of debt costs

Rent Expense                                            11,110            5,555       5,795
Allocation Factor (30%)                                    30%              30%         30%
                                                      ------------------------------------------
Interest portion of rental expense                       3,333            1,667       1,738

Fixed Charges                                            4,370            2,289       2,220

Earnings Available for Fixed Charges                     9,887            5,070       5,036

Ratio of Earnings to Fixed Charges                         2.3              2.2         2.3


Proforma
                                                                     First Six Months         Last
                                                         Fiscal      ----------------        Twelve
Earnings                                                  1997        1997        1998       Months
                                                        ------        ----        ----       ------
Net Income (Loss)                                       (1,099)       (801)       (789)      (1,087)
Income tax expense (Benefit)                              (592)       (419)       (509)        (682)
                                                        -------------------------------------------
Earnings                                                (1,691)     (1,220)     (1,298)      (1,769)
                                                        ===========================================
Fixed Charges

Interest expense including
amortization of debt costs                              12,136       6,162       7,279       13,253

Rent Expense                                            15,065       7,553       8,216       15,728
Allocation FaFactor (30%)                                  30%         30%         30%          30%
                                                        -------------------------------------------
Interest portion of rental expense                       4,520       2,266       2,465        4,718

Fixed Charges                                           16,656       8,428       9,744       17,971

Earnings Available for Fixed Charges                    14,965       7,208       8,446       16,202

Ratio of Earnings to Fixed Charges                         0.9         0.9         0.9          0.9

                                                        (1,691)     (1,220)     (1,298)      (1,769)